KIWIBOX.COM, INC. AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 30, 2011, pursuant to the previously announced signing of a Letter of Intent contained in its Form 8-K filed with the Commission on November 30, 2010, Registrant signed and consummated the transactions described in a certain Limited Partner’s Interest and Share Purchase Agreement, dated September 30, 2011 (the “Acquisition Agreement”), by and among Jens Kammerer and Benjamin Roth, as Sellers, and Registrant as purchaser, pursuant to which Registrant acquired all of the Sellers’ limited partner’s interests in KWICK! Community GmbH & Co. KG, a private German limited partnership (“KG”), and all of their shares of its general partner, KWICK! Community Beteiligungs GmbH (“GmbH”, with KG and GmbH sometimes collectively referred to as “Kwick”). Pursuant to the terms of the Acquisition Agreement, Registrant acquired all of Seller’s right, title and interest in and to all of the assets and properties, tangible and intangible, owned, held or used in connection with Kwick’s social network business, located in the Federal Republic of Germany. Pursuant to the Acquisition Agreement, Registrant will pay a purchase price of 7.1 million Euros, or approximately $10,000,000, payable, 2.5 million Euros which was paid at the closing, 2.3 million Euros three months thereafter, with a third payment comprised of a 1.6 million Euros payment to the sellers and 700,000 Euros payable into escrow, six months thereafter. Provided that Kwick’s revenues during each of the 12-month periods ending June 30, 2012 and 2013 do not decrease more than 10% below revenues generated at June 30, 2011, all of the 700,000 Euros held in escrow will be released to the sellers, provided, however, that if revenues do decrease below such threshold for either of the 2012 or 2013 12-month periods, $350,000 Euros for each such 12-month period of decline shall be released to Registrant.

As set forth  above, in connection with the closing of the Acquisition Agreement, Registrant paid 2.5 million Euros to the Sellers on September 30, 2011. Registrant borrowed these funds from three private, non-affiliate lenders, issuing each a demand convertible promissory note, accruing interest at 10% and convertible into restricted common shares at the conversion rate equal to fifty percent of the average trading price of the common shares of the Registrant during the 10-trading day period immediately prior to receipt of a notice of conversion. These convertible notes, as well as the common shares into which the principal and interest may be converted, are issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2), the private offering exemption.

The following unaudited Pro forma financial information includes adjustments to the historical financial statements of Kiwibox.com and Kwick! that give effect to events that are directly attributable to the transaction and factually supportable. The unaudited pro forma condensed and consolidated statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 have been prepared to present the effects on the historical results of operations of Kiwibox.com and Kwick! assuming the acquisition and obtaining the required financing had occurred on January 1, 2010. It has been assumed that the additional financing of $3,134,900 and $1,952,960 was obtained on April 5, 2010 and June 30, 2010, respectively.

Kiwibox.com intends to continue raising funds to make the second and third payment due on the acquisition. The accompanying pro forma financial information includes only the anticipated interest that would be incurred and the related effects on derivative conversion features as if the second and third payments were financed in the way the first payment was financed prior to September 30, 2011 and management has no obligation to update this pro forma information for events or transactions occurring after that date. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the entities been combined during the nine months ended September 30, 2011 or the year ended December 31, 2011.

KIWIBOX.COM, INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011
(Unaudited)

			Pro Forma	Pro Forma
	Kiwibox	Kwick!	Adjustments	Results
Total Revenues	$2,272	$2,948,522	-	$2,950,794

Cost of Goods Sold	2,835	1,659,651	-	1,662,486

Gross Profit (Loss)	(563)	1,288,871	-	1,288,308

Selling expenses	198,631	467,928	-	666,559
General and administrative expenses	626,196	176,996	341,925	A 1,145,117

Loss from Operations	(825,390)	643.947	(341,925)	(523,368)

Other Income (Expense)
Miscellaneous income	-	33,278	-	33,278
Misc. non-operating expenses	(1,205)	-	-	(1,205)
Foreign currency transaction loss	(586)	-	-	(586)
Change in fair value –derivative liability	(556,927)	-	2,304,573	B 1,747,646
Interest expense-derivative conversion	(3,208,162)	-	1,523,767	B (1,684,395)
Gain on disposition of assets	-	32,040	-	32,040
Interest Income	-		-	-
Interest expense-debt	(193,092)	-	(649,169)	C (842,261)
Total Other Income (Expense)	(3,959,972)	65,318	3,179,171	(715,483)

Gain (Loss) from Operations before Provision
for Income Taxes	(4,785,362)	709,265	2,837,246	(1,238,851)

Provision for income taxes	-	88,866	-	88,866

Net Income (Loss)	$(4,785,362)	$620,399	$2,837,246	$(1,327,717)

Dividends on Preferred Stock	(38,447)	-	-	(38,447)

Net Income (Loss) applicable to
Common Shareholders	$(4,823,809)	620,399	$2,837,246	$(1,366,164)

Earnings (Loss) per Common Share	$(0.010)		0.007	$(0.003)

Weighted Average Number of
Common Shares Outstanding	498,401,302			498,401,302

KIWIBOX.COM, INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR  ENDED DECEMBER 31, 2010
(Unaudited)

			Pro Forma	Pro Forma
	Kiwibox	Kwick!	Adjustments	Results
Total Revenues	$2,039	$5,221,600	-	$5,223,639

Cost of Goods Sold	3,795	2,424,231	-	2,428,026

Gross Profit (Loss)	(1,756)	2,797,369	-	2,795,613

Selling expenses	189,320	800,282	-	989,602
Stock-based compensation	15,000			15,000
General and administrative expenses	975,550	161,742	430,110	A 1,567,402

Loss from Operations	(1,181,626)	1,835,345	(430,110)	223,609

Other Income (Expense)
Miscellaneous income	8,834	72,241	-	81,075
Misc. non-operating expenses	-	(15,030)	-	(15,030)
Foreign currency transaction loss	-	-	-	-
Impairment loans receivable and software	(11,880)	-	-	(11,880)
Change in fair value –derivative liability	(538,692)	-	(1,000,019)	B (1,538,711)
Interest expense-derivative conversion	(2,083,716)	-	(4,399,654)	B (6,483,370)
Gain (Loss)on disposition of assets	2,285	2,643	-	4,928
Interest Income	-	1,766	-	1,766
Interest expense-debt	(167,167)	(243)	(690,356)	C (857,766)
Total Other Income (Expense)	(2,790,336)	61,377	(6,090,029)	(8,818,988)

Loss from Operations before Provision
for Income Taxes	(3,971,962)	1,896,722	(6,520,139)	(8,595,379)

Provision for income taxes	410	241,306	-	241,716

Net Income (Loss)	$(3,972,372)	$1,655,416	$(6,520,139)	$(8,837,095)

Dividends on Preferred Stock	(51,263)	-	-	(51,263)

Net Income (Loss) applicable to
Common Shareholders	$(4,023,635)	$1,655,416	$(6,520,139)	$(8,888,358)

Earnings (Loss) per Common Share	$(0.008)	-	$(0.010)	$(0.018)

Weighted Average Number of
Common Shares Outstanding	494,315,316	-	--	494,315,316

KIWIBOX.COM AND SUBSIDIARY

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

A -
Pursuant to employment contracts executed at the time of acquisition the 2 former principals of Kwick! are to receive a monthly Salary. This salary is reflected in the Statement of Operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 as if the contracts were executed on January 1, 2010.

B -
The Company accounted for the conversion features underlying these convertible debentures modified or issued in the year ended December 31, 2010 and the nine months ended September 30, 2011 in accordance with ASC 815-40, Contract in Entity’s Own Equity, as the conversion feature embedded in the convertible debentures could result in the note principal and related accrued interest being converted to a variable number of the Company’s common shares. The Company determined the value of the derivative conversion features of these debentures issued on a pro forma basis to these holders on January 1, 2010 under these terms and the related accrued interest at the relevant commitment dates to be $4,399,654 utilizing a Black-Scholes valuation model. The Company determined the value of the derivative conversion features of the additional interest during 2011 on a pro forma basis to be $659,828 utilizing a Black-Scholes valuation model. Reversing the effect of the initial derivative interest expense from the value recognized in the third quarter 2011 of $2,183,595, the net pro forma adjustment was income of $1,523,767. The net change in fair value of the liability for the conversion feature resulted in income (expense) adjustments of (1,000,109) and $2,304,573 for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively.

C -
In connection with the closing of the Acquisition Agreement, Registrant paid 2.5 million Euros to the Sellers on September 30, 2011. Registrant borrowed these funds from three private, non-affiliate  lenders, issuing each a demand convertible promissory note, accruing interest at 10% and convertible into restricted common shares at the conversion rate equal to fifty percent of the average trading price of the common shares of the Registrant during the 10-trading day period immediately prior to receipt of a notice of conversion. These convertible notes, as well as the common shares into which the  principal and interest may be converted, are issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2), the private offering exemption. For the purposes of the pro forma statement of operations it is assumed that the second and third payments on the acquisition are financed with notes under the same terms. The pro forma adjustments reflect the interest that would have been incurred for the year ended December 31, 2010 and the nine months ended September 30, 2011 if the acquisition had taken place on January 1, 2010.

Pro Forma Loss per Share – Pro forma loss per common share is computed by dividing the pro forma net loss by the weighted-average number of common shares assumed to be outstanding during the period.  Common stock equivalents have not been included in this computation since the effect would be anti-dilutive.